Exhibit 3.1

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

•	First: The name of this Corporation is EasyWeb, Inc.

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Second: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, Zip Code 19808. The registered agent in charge thereof is Corporation Service Company.

•	Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock of this corporation is authorized to issue 280,000,000 shares (number of authorized shares) with a par value of $0.001 per share.

•	Fifth: The name and mailing address of the incorporator are as follows:

Name: David Olson
Mailing Address:	6025 South Quebec Street, Suite 135
Englewood, Colorado 80111

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I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 6th day of May, A.D. 2005.

By:	/s/ David Olson
(Incorporator)

NAME:	David Olson
(type or print)

State of Delaware Secretary of State Division of Corporations Delivered 10:00 AM 05/16/2005 FILED 10:00AM 051602005 SRV 050397760 - 3970466 FILE